As filed with the Securities and Exchange Commission on August 20, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOTORSPORT GAMES INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	86-1791356
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

5972 NE 4th Avenue

Miami, Florida 33137

(305) 507-8799

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Stephen Hood

President and Chief Executive Officer

Motorsport Games Inc.

5972 NE 4th Avenue

Miami, Florida 33137

(305) 507-8799

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.

Patrick J. Egan, Esq.

Blank Rome LLP 1271 Avenue of the Americas

New York, New York 10020

(212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 20, 2024

949,310 Shares

Class A common stock

This prospectus relates to the resale from time to time of up to 949,310 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Motorsport Games Inc. by the Selling Stockholders identified in this prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in-interest consisting of: (i) Series A warrants (the “Series A Warrants”) to purchase up to 460,830 shares of Class A common stock, (ii) Series B warrants (the “Series B Warrants,” and collectively with the Series A Warrants, the “Purchase Warrants”) to purchase up to 460,830 shares of Class A common stock that were purchased by two of the Selling Stockholders (the “Investor Selling Stockholders”) identified in this prospectus in a private placement transaction that closed on July 29, 2024 (the “Private Placement”); and (iii) placement agent warrants (the “Placement Agent Warrants” and collectively with the Purchase Warrants, the “Warrants”) to purchase up to 27,650 shares of Class A common stock (the “Placement Agent Warrants”) that were issued to designees of H.C. Wainwright & Co., LLC (“Wainwright” or the “Placement Agent”) as partial compensation for Wainwright acting as placement agent in connection with the Private Placement. The shares of Class A common stock issuable upon exercise of the Series A Warrants, the Series B Warrants and the Placement Agent Warrants are referred to as the “Warrant Shares.”

We are not offering any shares of Class A common stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our Class A common stock covered hereby. See “Use of Proceeds” beginning on page 8 of this prospectus.

We are filing the registration statement on Form S-1, of which this prospectus forms a part, to fulfill certain contractual obligations with the Selling Stockholders to provide for the resale by the Selling Stockholders of the shares of Class A common stock offered hereby. See “Selling Stockholders” beginning on page 16 of this prospectus for more information about the Selling Stockholders. The registration of the shares of Class A common stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our Class A common stock.

The Selling Stockholders identified in this prospectus, or its or their pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 18 of this prospectus for more information about how the Selling Stockholders may sell their respective shares of Class A common stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the Private Placement, we agreed, pursuant to a securities purchase agreement, dated July 26, 2024, that we have entered into with the Investor Selling Stockholders, to bear all of the expenses in connection with the registration of their Warrant Shares pursuant to this prospectus. The Selling Stockholders will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of Class A common stock.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “MSGM.” On August 16, 2024, the closing price of our Class A common stock on the Nasdaq Capital Market was $1.27 per share.

Investing in our Class A common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, as described beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is                   , 2024

i.

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the shares of Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus and the documents incorporated by reference into this prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

The Selling Stockholders are offering the shares of Class A common stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the shares of Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of Class A common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), under which the Selling Stockholders may offer from time-to-time securities described herein in one or more offerings. If required, each time a Selling Stockholder offers shares, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement before buying any of the securities offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Motorsport Games,” “the Company,” “we,” “us,” “our” and similar references refer to Motorsport Games Inc., an entity incorporated under the laws of the State of Delaware.

ii.

INDUSTRY AND MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus and the documents incorporated by reference into this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus.

iii.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. The statements contained in this prospectus and the documents incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in this section of the prospectus titled “Risk Factors.” Furthermore, such forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Please consider our forward-looking statements in light of those risks as you read this prospectus and the documents incorporated by reference herein. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should not assume that the information contained in this prospectus and the documents incorporated by reference herein is accurate as of any date other than as of the date of this prospectus or that any information incorporated by reference into this prospectus is accurate as of any date other than the date of the document so incorporated by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any shares of our Class A common stock, you should consider carefully all of the factors set forth or referred to in this prospectus and the documents incorporated by reference that could cause actual results to differ.

iv.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding to invest in our securities. Before you decide to invest in our securities, you should read this entire prospectus carefully, any related free writing prospectus that we have authorized for use in connection with the offering and the documents incorporated by reference herein, including the information included under the heading titled “Risk Factors.”

Our Company

Motorsport Games is a racing game developer, publisher and esports ecosystem provider of official motorsport racing series, including the iconic 24 Hours of Le Mans endurance race (“Le Mans”) and the associated FIA World Endurance Championship (the “WEC”). Our portfolio also includes the KartKraft karting simulation game, as well as Studio 397 B.V. (“Studio397”) and their rFactor 2 realistic racing simulator technology and platform.

Our purpose is to make the thrill of motorsports accessible to everyone by creating the highest quality, most sophisticated and innovative experiences for racers, gamers and fans of all ages. Our products and services target a large global motorsport audience. The latest figures reported from 2023 show Le Mans, which includes the WEC, having an estimated combined global fanbase of over 113 million, while the global fanbase for Formula 1 was estimated to be 1.61 billion.

We develop and publish multi-platform racing video games including for game consoles, personal computers (PCs) and mobile platforms through various retail and digital channels, including full-game and downloadable content (“DLC”). We have obtained the official licenses to develop multi-platform games for the 24 Hours of Le Mans race and the WEC.

On October 3, 2023, we sold our NASCAR licensed rights under that certain Second Amended and Restated Distribution and License Agreement with NASCAR Team Properties (“NTP”) (the “NASCAR License”) to iRacing.com Motorsport Simulations, LLC. Prior to the sale of our NASCAR License, we had been the official video game developer and publisher for the NASCAR video game racing franchise and had the exclusive right to create and organize esports leagues and events for NASCAR using our NASCAR racing video games, in each case, subject to certain limited exceptions. Concurrently with the sale of our NASCAR License, we entered into an agreement with NTP pursuant to which we have a limited non-exclusive right and license to, among other things, sell our NASCAR games and DLCs that are currently in our product portfolio through December 31, 2024 (the “NASCAR New Limited License”). For the three months ended June 30, 2024 and 2023, 55.0% and 77.7% of our total revenue, respectively, was generated from sales of our NASCAR racing video games.

We are striving to become a leader in organizing and facilitating esports tournaments, competitions, and events for our licensed racing games. In 2023, we organized the grand finale of the Le Mans Virtual Series 2022/23, the 24 Hours of Le Mans Virtual event, which had a cumulative total of approximately 8.8 million video views with approximately 27 million minutes watched. The 24 Hours of Le Mans Virtual event had a global audience of five million across television (TV)/over-the-top (OTT) channels. We continue to leverage esports competitions to bring wider awareness and engagement to our gaming products, while creating inspiring event spectacles for our viewers.

Recent Business Developments

On October 26, 2023, BARC (TOCA) Limited (“BARC”), the exclusive promoter of the British Touring Car Championship (the “BTCC”), delivered notice to us terminating the license agreement between the parties relating to our development of video games and the organization and facilitation of esports events for the BTCC (the “Previous BTCC License”), effective as of November 3, 2023. As a result, we no longer have the right to develop and publish the video games for the BTCC racing series or to create and organize its esports leagues and events.

On November 8, 2023, INDYCAR, LLC delivered notice to us terminating the license agreements between the parties relating to our development of video games and the organization and facilitation of esports events for the INDYCAR racing series (collectively, the “INDYCAR License”), effective immediately. As a result, we no longer have the right to develop and publish the video games for the INDYCAR racing series or to create and organize its esports leagues and events.

On February 20, 2024, we released Le Mans Ultimate on PC in early access. Le Mans Ultimate is the official game of the WEC and 24 Hours of Le Mans and is the first officially licensed and dedicated 24 Hours of Le Mans video game release in over twenty years.

On April 12, 2024, we and BARC entered into a settlement agreement relating to the Previous BTCC License, whereby the parties concurrently entered into a new license agreement pursuant to which BARC granted us a non-exclusive license to use certain licensed intellectual property relating to the BTCC for official BTCC DLC digitally purchased for the rFactor 2 video game through December 31, 2026.

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On April 26, 2024, we sold certain assets related to our motorsport and racing games community content platform in furtherance of streamlining our operations, reduction of operational costs and divestiture of non-core components.

On May 17, 2024, we entered into a Settlement Agreement and License with INDYCAR, LLC (“the INDYCAR Agreement”). The INDYCAR Agreement resolved any and all disputes between us and INDYCAR with respect to the termination of (i) the License Agreement, dated July 13, 2021, by and between INDYCAR and us with respect to INDYCAR SERIES racing series related gaming products and (ii) the License Agreement, dated July 13, 2021, by and between INDYCAR and us with respect to INDYCAR SERIES racing series related esports events. Prior to entering into the INDYCAR Agreement, we had a total remaining liability in connection with the July 13, 2021 INDYCAR License, inclusive of unpaid installments, of $2.9 million.

Recent Financing Developments

Registered Direct Offering and Concurrent Private Placement

On July 26, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors named on the signature pages thereto. The Purchase Agreement provided for the sale and issuance by us in a registered direct offering (the “Registered Direct Offering”) of an aggregate of: (i) 351,928 shares (the “Shares”) of our Class A common stock, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 108,902 shares of our Class A common stock, and (iii) in a concurrent private placement (the “Private Placement” and together with the Registered Direct Offering, the “Offering”), Series A Warrants to purchase up to 460,830 shares of our Class A common stock and Series B Warrants to purchase up to 460,830 shares of our Class A common stock.

The offering price per Share and accompanying Purchase Warrants (one Series A Warrant and one Series B Warrant) was $2.17 and the offering price per Pre-Funded Warrant and accompanying Purchase Warrants (one Series A Warrant and one Series B Warrant) was $2.1699. Each Pre-Funded Warrant is exercisable immediately for one share of our Class A common stock at an exercise price of $0.0001 per share and will expire when exercised in full.

The Shares and the Pre-Funded Warrants described above (and the shares of our Class A common stock issuable upon the exercise of the Pre-Funded Warrants) were offered and sold pursuant to an effective shelf registration statement on Form S-3 (File No. 333-262462) (the “Registration Statement”), a base prospectus included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement, dated July 26, 2024, to the Base Prospectus (the “Prospectus Supplement”), which was filed with the SEC on July 29, 2024 pursuant to Rule 424(b)(5) under the Securities Act. The Company received gross proceeds from the Offering of approximately $1.0 million. The Offering closed on July 29, 2024.

The Purchase Warrants will become exercisable on the effective date of the stockholder approval for the issuance of the shares of Class A common stock issuable upon exercise of the Purchase Warrants (the “Stockholder Approval Date”). The Series A Warrants will expire five and one-half years following the Stockholder Approval Date and the Series B Warrants will expire 18 months following the Stockholder Approval Date. The Purchase Warrants and the Warrant Shares were not registered under the Securities Act pursuant to the Registration Statement and the Prospectus Supplement. The Purchase Warrants and the Warrant Shares were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Pursuant to the Purchase Agreement, we agreed to file a registration statement to register the resale of the Warrant Shares as soon as practicable (and in any event no later than August 28, 2024, which is 30 calendar days following the closing of the Offering (the “Closing Date”)) and to use commercially reasonable efforts to cause such registration statement to become effective within 60 days following the Closing Date (or within 90 days following the Closing Date if the SEC informs us that it intends to review such registration statement). The registration statement on Form S-1, of which this prospectus forms a part, is being filed to satisfy the requirement set forth in the Purchase Agreement to register for resale the Warrant Shares.

We entered into an engagement letter with Wainwright, dated November 6, 2023, the term of which was subsequently amended by us and Wainwright, pursuant to which Wainwright agreed to act as the exclusive placement agent for us, on a reasonable best-efforts basis, in connection with the Offering. We agreed to pay Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds of the Offering. We also agreed to pay Wainwright certain expenses of $30,000 for non-accountable expenses and $15,950 for clearing fees. Additionally, we agreed to issue to Wainwright or its designees, the Placement Agent Warrants to purchase up to 27,650 shares of Class A common stock, which is equal to 6.0% of the aggregate number of shares of Class A common stock and shares of Class A common stock issuable upon the exercise of the Pre-Funded Warrants included in Offering. The Placement Agent Warrants have substantially the same terms as the Purchase Warrants described above, except that the Placement Agent Warrants have an exercise price of $2.7125 per share (representing 125% of the combined purchase price per Share and accompanying Purchase Warrants) and will expire five (5) years following the commencement of the sales of the securities in the Offering. The Placement Agent Warrants and the shares of Class A common stock issuable thereunder were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	requiring only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Securities Act filings;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002 (“SOX”).

We may take advantage of these exemptions for up to five (5) years or such earlier time that we are no longer an “emerging growth company.” We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We are also a “smaller reporting company” as defined in the Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million and annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

Summary of the Material and Other Risks Associated with Our Business

Our business is subject to numerous material and other risks and uncertainties that you should be aware of in evaluating our business. In particular, you should carefully consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus:

●	We have incurred significant losses since our inception, and we expect to continue to incur losses for the foreseeable future. Accordingly, our financial condition raises substantial doubt regarding our ability to continue as a going concern.

●	We will require additional capital to meet our financial obligations, and this capital might not be available on acceptable terms or at all.

●	Limits on our borrowing capacity under the $12 million Line of Credit may affect our ability to finance our operations.

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●	If we do not consistently deliver popular products or if consumers prefer competing products, our business may be negatively impacted.

●	Our business and products are highly concentrated in the racing game genre, and our operating results may suffer if consumer preferences shift away from this genre.

●	If we do not provide high-quality products in a timely manner, our business operations, financial performance, financial condition, liquidity, cash flows and/or results of operations may be negatively impacted.

●	We may not be successful in identifying and implementing one or more strategic alternatives for our business, and any strategic alternative that we may consummate could have material adverse consequences for us.

●	Declines in consumer spending and other adverse changes in the economy could have a material adverse effect on our business, financial condition, liquidity, cash flows and/or operating results.

●	We depend on a relatively small number of franchises for a significant portion of our revenues and profits.

●	Our ability to acquire and maintain licenses to intellectual property, especially for sports titles, affects our revenues and profitability. Competition for these licenses may make them more expensive and increase our costs.

●	The importance of retail sales to our business exposes us to the risks of that business model.

●	We primarily depend on a single third-party distribution partner to distribute our games for the retail channel, and our ability to negotiate favorable terms with such partner and its continued willingness to purchase our games is critical for our business.

●	We plan to continue to generate a portion of our revenues from advertising and sponsorship during our esports events. If we are unable to attract more advertisers and sponsors to our gaming platform, tournaments or competitions, our revenues may be adversely affected.

●	We may not successfully manage the transitions associated with certain of our executive officers, which could have an adverse impact on us.

●	We are reliant on the retention of certain key personnel and the hiring of strategically valuable personnel, and we may lose or be unable to hire one or more of such personnel, which could adversely affect our ability to achieve our business plans and financial objectives.

●	The success of our business relies on our marketing and branding efforts, and these efforts may not be accepted by consumers to the extent we planned.

●	Failure to adequately protect our intellectual property, technology and confidential information could harm our business and operating results.

●	Driven Lifestyle Group LLC controls a significant amount of our Class A common stock and all our Class B common stock and therefore it has the ability to exert significant control over the direction of our business, which could prevent other stockholders from influencing significant decisions regarding our business plans and other matters.

●	If we are no longer controlled by or affiliated with Driven Lifestyle Group LLC, we may be unable to continue to benefit from that relationship, which may adversely affect our operations and have a material adverse effect on us and our financial performance, financial condition, liquidity and/or cash flows.

●	Our limited operating history makes it difficult to evaluate our current business and future prospects, and we may not be able to effectively grow our business or implement our business strategies.

●	We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to us will make our Class A common stock less attractive to investors.

●	If we fail to comply with applicable Nasdaq listing requirements, our Class A common stock may be delisted from Nasdaq, which could affect the market price and liquidity of our Class A common stock.

●	The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.
●	We could be subject to unanticipated adverse effects arising from our inability to fully repay Luminis International B.V. and Technology In Business B.V., the sellers of Studio 397 B.V. (“Studio397”), relating to our acquisition of 100% of the share capital of Studio397 in April 2021.

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THE OFFERING

Shares of Class A common stock offered by the Selling Stockholders	949,310 shares of our Class A common stock, which consists of: (i) 460,830 shares issuable upon the exercise in full of the Series A Warrants (the “Series A Warrant Shares”), (ii) 460,830 shares issuable upon the exercise in full of the Series B Warrants (the “Series B Warrant Shares”), and (iii) 27,650 shares issuable upon exercise in full of the Placement Agent Warrants (the “Placement Agent Warrant Shares”).

Class A common stock to be outstanding after this offering(1)	4,132,868 shares of Class A common stock, assuming the exercise of all of the Warrants offered by this prospectus.

Registration of the Warrant Shares	Pursuant to the terms of the Purchase Agreement, we agreed to file the registration statement, of which this prospectus forms a part, with respect to the registration of the resale of the Warrant Shares underlying the Series A Warrants and Series B Warrants as soon as practicable (and in any event within 30 calendar days of the date of the Purchase Agreement), and to use commercially reasonable efforts to cause such registration statement to become effective within 60 days following the Closing Date (or within 90 days following the Closing Date if the SEC informs us that it intends to review such registration statement) and to keep such registration statement effective at all times until no Purchaser owns any Warrants or shares of Class A common stock issuable upon exercise thereof. We are also registering the 27,650 shares of Class A common stock issuable upon exercise of the Placement Agent Warrants. The registration statement on Form S-1, of which this prospectus forms a part, is being filed to satisfy the requirement to register for resale the Warrant Shares.

Use of Proceeds	The Selling Stockholders will receive all of the proceeds of the sale of shares of Class A common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Class A common stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from any cash exercise of the Warrants. See “Use of Proceeds.” We intend to use the proceeds from the any cash exercise of the Warrants for working capital purposes.

Plan of Distribution	The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Class A common stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the shares of Class A common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Risk Factors	See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference in this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol	Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “MSGM.”

The number of shares of our Class A common stock that will be outstanding immediately after this offering as shown above is based on 3,183,558 shares outstanding as of August 16, 2024, and, unless otherwise indicated excludes:

●	97,919 shares of our Class A common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $135.95 per share;

●	2,081 additional shares of our Class A common stock reserved for future issuance under our equity incentive plans; and

●	33,574 shares of our Class A common stock to be issued upon exercise of outstanding warrants having a weighted average exercise price of $25.95 per share.

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RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus before you decide to purchase our shares of Class A common stock. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, or any prospectus, including the risks we face described below, which risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of the shares of our Class A common stock offered by this prospectus. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks. As a result, you could lose all or part of your investment.

Risks Related to this Offering

Resales of our Class A common stock in the public market by our stockholders as a result of this offering may cause the market price of our Class A common stock to fall.

We are registering Class A common stock issuable upon the exercise of the Series A Warrants, Series B Warrants and Placement Agent Warrants. Sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Class A common stock. The issuance of new shares of Class A common stock could result in resales of our Class A common stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Class A common stock or other equity or debt securities exercisable or convertible into Class A common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholders may sell such shares at different times and at different prices.

Our management will have broad discretion over the use of the net proceeds from the exercise of the Series A Warrants, Series B Warrants and Placement Agent Warrants, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

We have not designated any portion of the net proceeds from the exercise of the Series A Warrants, Series B Warrants and Placement Agent Warrants to be used for any particular purpose. Accordingly, our management will have broad discretion as to the use of the net proceeds and you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for our company. Our management’s judgment may not result in positive returns on your investment and you will not have the opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Class A common stock.

We may from time-to-time issue additional shares of Class A common stock or preferred stock. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, Class A common stock or preferred stock. Any future issuances of Class A common stock or securities convertible into Class A common stock, would further dilute the percentage ownership of us held by holders of Class A common stock. In addition, the issuance of certain securities, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Class A common stock.

Because we will not declare cash dividends on our Class A common stock in the foreseeable future, stockholders must rely on appreciation of the value of our Class A common stock for any return on their investment.

We have never declared or paid cash dividends on our Class A common stock. We currently anticipate that we will retain all available funds and future earnings, if any, to fund the development and growth of our business and will not declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Class A common stock, if any, will provide a return to investors in this offering.

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If you purchase shares of our Class A common stock sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares.

The price per share of our Class A common stock being offered may be higher than the net tangible book value per share of our outstanding Class A common stock prior to this offering. Assuming that an aggregate of 921,660 shares of our Class A common stock issuable upon exercise of Series A Warrants and Series B Warrants are sold at a price of $2.17 per share (the exercise price of the Series A Warrants and Series B Warrants), and 27,650 shares of our Class A common stock issuable upon exercise of Placement Agent Warrants are sold at a price of $2.7125 (the exercise price of the Placement Agent Warrants), new investors in this offering purchasing Series A Warrant Shares or Series B Warrant Shares will incur immediate dilution of $1.84 per share and new investors in this offering purchasing Placement Agent Warrant Shares will incur immediate dilution of $2.3725 per share, representing the difference between our as adjusted net tangible book value per share as of June 30, 2024 after giving effect to this offering and the assumed price of the Series A Warrant Shares, Series B Warrant Shares and Placement Agent Warrant Shares, as applicable. For a more detailed discussion of the foregoing, see the section entitled “Dilution” elsewhere in this prospectus.

Our need for future financing may result in the issuance of additional securities which will cause investors to experience dilution.

Our cash requirements may vary from those now planned depending upon numerous factors. We expect to require additional capital until our operations generate sufficient revenue to cover our expenses. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. There are no other commitments by any person for future financing. Our securities may be offered to other investors at a price lower than the price per share offered to current stockholders, or upon terms which may be deemed more favorable than those offered to current stockholders. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our Board of Directors, may further dilute the equity ownership of our stockholders.

We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A common stock, or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. No assurance can be given as to our ability to procure additional financing, if required, and on terms deemed favorable to us. To the extent additional capital is required and cannot be raised successfully, we may then have to limit our then current operations and/or may have to curtail certain, if not all, of our business objectives and plans.

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USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of shares of Class A common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Class A common stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from any cash exercise of the Warrants. If all of the Warrants are exercised for cash, we will receive approximately $2.1 million in gross proceeds.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the shares of Class A common stock registered hereby, which may be resold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, such as SEC fees and legal and accounting expenses, which we will bear, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of the shares of Class A common stock.

DIVIDEND POLICY

We have not declared or paid dividends to holders of our Class A common stock since inception and do not plan to pay cash dividends in the foreseeable future to the holders of our Class A common stock. We currently intend to retain earnings, if any, to finance our growth.

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of our Class A common stock covered by this prospectus may actually be sold by the Selling Stockholders will be determined by the prevailing public market price for shares of our Class A common stock or by negotiations between the Selling Stockholders and the buyer or buyers of our Class A common stock in private transactions or as otherwise described in the section of this prospectus entitled “Plan of Distribution.”

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DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $0.0001 per share, 7,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “preferred stock”). As of the date of this prospectus, we had 3,183,558 shares of Class A common stock and 700,000 shares of Class B common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This description is not complete and is subject to, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and the DGCL. You should read our certificate of incorporation, our bylaws and the applicable provisions of the DGCL for a complete statement of the provisions described below and for other provisions that may be important to you. For information on how to obtain copies of our certificate of incorporation and our bylaws, see “Where You Can Find Additional Information.”

Class A common stock

Prior to January 8, 2021, we operated as a Florida limited liability company under the name Motorsport Gaming US LLC. On January 8, 2021, Motorsport Gaming US LLC converted into a Delaware corporation pursuant to a statutory conversion and changed its name to Motorsport Games Inc.

Effective as of January 8, 2021, 100% of the membership interests held by the sole member of Motorsport Gaming US LLC, Motorsport Network, LLC now known as Driven Lifestyle Group LLC (“Driven Lifestyle”), converted into an aggregate of (i) 700,000 shares of our Class A common stock, which have one vote per share (the “DL Initial Class A Shares”) and (ii) 700,000 shares of our Class B common stock, which have ten votes per share, which represented all of the outstanding shares of Class A common stock and Class B common stock immediately following the corporate conversion. Driven Lifestyle is the only holder of shares of our Class B common stock and does not have any transfer, conversion, registration or economic rights with respect to such shares of Class B common stock. In the event Driven Lifestyle or its affiliates relinquish beneficial ownership of any of the DL Initial Class A Shares at any time, one share of Class B common stock held by Driven Lifestyle will be cancelled for each such DL Initial Class A Share no longer beneficially owned by Driven Lifestyle or its affiliates. Any pledge of DL Initial Class A Shares by Driven Lifestyle or its affiliates will not constitute a relinquishment of such beneficial ownership. The DL Initial Class A Shares and shares of Class B common stock held by Driven Lifestyle will be adjusted in equal proportions for any stock dividend, stock split or similar transaction undertaken by the Company.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to 10 votes for each share held on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will vote together as a single class, unless otherwise required by law, our certificate of incorporation or our bylaws. Except as otherwise provided by law, our certificate of incorporation, our bylaws or the rules of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, our certificate of incorporation or bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Pursuant to our certificate of incorporation, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares of common stock or, in the case of a class or series of common stock, such class or series, then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Class A common stock and Class B common stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law. Under our certificate of incorporation, approval of the holders of a majority of the outstanding Class B common stock, voting as a separate class, will be required to increase or decrease the number of authorized shares of our Class B common stock, and the approval of two-thirds of the outstanding Class B common stock, voting as a separate class, will be required to amend or repeal, or adopt any provision inconsistent with, or otherwise alter, any provision of our certificate of incorporation that modifies the voting, par value, rights, powers, preferences, special rights, privileges or restrictions of the Class B common stock. In addition, Delaware law could require either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:

●	if we were to seek to amend our certificate of incorporation to increase or decrease the aggregate number of authorized shares or par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

●	if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

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Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of Class A common stock are entitled to dividends when and as declared by our board of directors from funds legally available therefor if, as and when determined by our board of directors in its sole discretion, subject to provisions of law and any provision of our certificate of incorporation, as amended from time to time. The holder of Class B common stock will not be entitled to receive any dividends with respect to the shares of Class B common stock, except dividends payable in shares of Class B common stock or rights to acquire shares of Class B common stock that may be declared and paid to the holder of Class B common stock to proportionally adjust for dividends payable in shares of Class A common stock or rights to acquire shares of Class A common stock that are declared and paid to the holders of Class A common stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Class A common stock and any participating preferred stock outstanding at that time will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock. The holder of Class B common stock will not be entitled to receive any liquidation distributions with respect to the shares of Class B common stock.

Fully Paid and Non-Assessable

All outstanding shares of our Class A common stock are duly authorized, validly issued, fully paid and non-assessable.

Other Matters

There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to our common stock.

Preferred Stock

Our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue up to 1,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we may offer. We will describe in the applicable prospectus supplement the terms of the series of preferred stock that we may offer, including, to the extent applicable:

●	the title and stated value;

●	the number of shares we may offer;

●	the liquidation preference per share;

●	the purchase price;

●	the dividend rate, period and payment date and method of calculation for dividends;

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●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	the procedures for any auction and remarketing, if applicable;

●	the provisions for a sinking fund, if applicable;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred stock on any securities exchange or market;

●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

●	voting rights of the preferred stock;

●	preemptive rights, if any;

●	restrictions on transfer, sale or other assignment;

●	whether interests in the preferred stock will be represented by depositary shares;

●	a discussion of material U.S. federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Anti-Takeover Provisions

Certain provisions of Delaware law, as well as our certificate of incorporation and our bylaws, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions include the items described below. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL, which generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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In general, Section 203 of the DGCL defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented. These provisions may have the effect of delaying, deferring or preventing changes in control of our Company.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Dual Class Stock

As described above in “—Class A common stock—Voting Rights,” our certificate of incorporation provides for a dual class common stock structure, which will provide the holder of Class B common stock with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or its assets.

Each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to ten votes. Driven Lifestyle is the only holder of shares of our Class B common stock and does not have any transfer, conversion, registration or economic rights with respect to such shares of Class B common stock. In the event Driven Lifestyle or its affiliates relinquish beneficial ownership of any of the DL Initial Class A Shares at any time, one share of Class B common stock held by Driven Lifestyle will be cancelled for each such DL Initial Class A Share no longer beneficially owned by Driven Lifestyle or its affiliates. Any pledge of DL Initial Class A Shares by Driven Lifestyle or its affiliates will not constitute a relinquishment of such beneficial ownership. The DL Initial Class A Shares and shares of Class B common stock held by Driven Lifestyle will be adjusted in equal proportions for any stock dividend, stock split or similar transaction undertaken by the Company.

Board of Directors Vacancies

Our certificate of incorporation and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect any potential acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

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Removal of Directors

Our certificate of incorporation provides that directors may only be removed for cause and upon the affirmative vote of a majority of the outstanding voting power of our capital stock voting together as a single class.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaw Provisions

Amendments to our certificate of incorporation will require the approval of two-thirds of the outstanding voting power of our common stock. Our certificate of incorporation and bylaws provide that approval of stockholders holding two-thirds of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our bylaws.

Issuance of Undesignated Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Limits on Ability of Stockholders to Act by Written Consent

Our certificate of incorporation and bylaws provide that our stockholders may only act by written consent without a meeting and without prior notice, if a consent is in writing, setting forth the actions so taken, signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions.

Board Classification

Our board of directors is divided into two classes, with an alternating class being elected each year by our stockholders. The directors in each class will serve for a two-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us because it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

Exclusive Forum

Our certificate of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware; provided that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our certificate of incorporation and bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, these provisions may have the effect of discouraging lawsuits against us or our directors and officers. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been successfully challenged in legal proceedings. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is ClearTrust, LLC. The transfer agent’s address is 16540 Pointe Village Dr, Suite 210, Lutz, Florida 33558 and its telephone number is (813) 235-4490.

Listing

Our Class A common stock is listed on the Nasdaq Capital Market under the trading symbol “MSGM.”

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DESCRIPTION OF THE PRIVATE PLACEMENT

On July 26, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors named on the signature pages thereto. The Purchase Agreement provided for the sale and issuance by us in a registered direct offering (the “Registered Direct Offering”) of an aggregate of: (i) 351,928 shares (“Shares”) of our Class A common stock, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 108,902 shares of our Class A common stock, and (iii) in a concurrent private placement (the “Private Placement” and together with the Registered Direct Offering, the “Offering”), Series A Warrants to purchase up to 460,830 shares of our Class A common stock and Series B Warrants to purchase up to 460,830 shares of our Class A common stock.

The offering price per Share and accompanying Purchase Warrants (one Series A Warrant and one Series B Warrant) was $2.17 and the offering price per Pre-Funded Warrant and accompanying Purchase Warrants (one Series A Warrant and one Series B Warrant) was $2.1699. Each Pre-Funded Warrant is exercisable immediately for one share of our Class A common stock at an exercise price of $0.0001 per share and will expire when exercised in full.

The Shares and the Pre-Funded Warrants described above (and the shares of our Class A common stock issuable upon the exercise of the Pre-Funded Warrants) were offered and sold pursuant to an effective shelf registration statement on Form S-3 (File No. 333-262462) (the “Registration Statement”), a base prospectus included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement, dated July 26, 2024, to the Base Prospectus (the “Prospectus Supplement”), which was filed with the SEC on July 29, 2024 pursuant to Rule 424(b)(5) under the Securities Act. The Company received gross proceeds from the Offering of approximately $1.0 million. The Offering closed on July 29, 2024.

The Purchase Warrants will become exercisable on the effective date of the stockholder approval for the issuance of the shares of Class A common stock issuable upon exercise of the Purchase Warrants (the “Stockholder Approval Date”). The Series A Warrants will expire five and one-half years following the Stockholder Approval Date and the Series B Warrants will expire 18 months following the Stockholder Approval Date. The Purchase Warrants and the Warrant Shares were not registered under the Securities Act pursuant to the Registration Statement and the Prospectus Supplement. The Purchase Warrants and the Warrant Shares were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Pursuant to the Purchase Agreement, we agreed to file a registration statement to register the resale of the Warrant Shares as soon as practicable (and in any event no later than August 28, 2024, which is 30 calendar days following the closing of the Offering (the “Closing Date”)) and to use commercially reasonable efforts to cause such registration statement to become effective within 60 days following the Closing Date (or within 90 days following the Closing Date if the SEC informs us that it intends to review such registration statement). The registration statement on Form S-1, of which this prospectus forms a part, is being filed to satisfy the requirement set forth in the Purchase Agreement to register for resale the Warrant Shares.

The Purchase Agreement also provides that we shall not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Class A common stock or Class A common stock equivalents or to file any registration statement or any amendment or supplement thereto, subject to certain exceptions, for 75 days following the Closing Date. Further, we are prohibited from effecting or entering into an agreement to effect any issuance of Class A common stock or Class A common stock equivalents involving a Variable Rate Transaction (as such term is defined in the Purchase Agreement) until the six month anniversary of the Closing Date, subject to certain exceptions.

We entered into an engagement letter with Wainwright, dated November 6, 2023, the term of which was subsequently amended by us and Wainwright, pursuant to which Wainwright agreed to act as the exclusive placement agent for us, on a reasonable best-efforts basis, in connection with the Offering. We agreed to pay Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds of the Offering. We also agreed to pay Wainwright certain expenses of $30,000 for non-accountable expenses and $15,950 for clearing fees. Additionally, we agreed to issue to Wainwright or its designees, the Placement Agent Warrants to purchase up to 27,650 shares of Class A common stock, which is equal to 6.0% of the aggregate number of shares of Class A common stock and shares of Class A common stock issuable upon the exercise of the Pre-Funded Warrants included in Offering. The Placement Agent Warrants have substantially the same terms as the Purchase Warrants described above, except that the Placement Agent Warrants have an exercise price of $2.7125 per share (representing 125% of the combined purchase price per Share and accompanying Purchase Warrants) and will expire five (5) years following the commencement of the sales of the securities in the Offering. The Placement Agent Warrants and the shares of Class A common stock issuable thereunder were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

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DILUTION

If you invest in our shares of Class A common stock by purchasing Warrant Shares in this offering, your interest may be immediately and substantially diluted to the extent of the difference between the exercise price paid per share and the pro forma as adjusted net tangible book value per share of our Class A common stock. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our Class A common stock. As of June 30, 2024, our historical net tangible book value was approximately $(1.8 million), or $(0.65) per share.

Our pro forma net tangible book value per share, which takes into account: (i) our issuance of 351,928 shares of our Class A common stock on July 29, 2024 in a registered direct offering and our receipt of $750,000 in net proceeds; and (ii) our issuance of 108,902 shares of our Class A common stock upon the exercise of all outstanding Pre-Funded Warrants, would have been approximately $(1.0 million), or $(0.32) per share, at June 30, 2024.

Assuming the pro forma adjustments above and the cash exercise of all of the Purchase Warrants and all of the Placement Agent Warrants, resulting in the issuance of an aggregate of 949,310 shares of our Class A common stock upon the exercise thereof and our receipt of aggregate gross proceeds of $2,075,003, our pro forma as adjusted net tangible book value would have been approximately $1.1 million, or $0.33 per share, at June 30, 2024. This represents an immediate increase in net tangible book value of approximately $0.67 per share to our existing stockholders, and an immediate dilution of $1.83 per share to investors purchasing Series A Warrant Shares and Series B Warrant Shares and $2.3725 per share to investors purchasing Placement Agent Warrant Shares.

The following table illustrates the per share dilution to investors purchasing shares in an offering using this prospectus:

Exercise price per Series A Warrant Share and Series B Warrant Share		$2.17
Exercise price per Placement Agent Warrant Share		$2.7125
As adjusted net tangible book value per share as of June 30, 2024	$(0.33)
Increase in net tangible book value per share	$0.67
As adjusted net tangible book value per share after this offering		$0.34
Dilution per share to investors purchasing Series A Warrant Shares and Series B Warrant Shares		$1.83
Dilution per share to investors purchasing Placement Agent Warrant Shares		$2.3725

The number of shares of our Class A common stock that will be outstanding immediately after this offering as shown above is based on 2,722,728 shares outstanding as of June 30, 2024, and, unless otherwise indicated excludes, as of that date:

●	97,919 shares of our Class A common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $135.95 per share;
●	2,081 additional shares of our Class A common stock reserved for future issuance under our equity incentive plans; and
●	33,574 shares of our Class A common stock to be issued upon exercise of outstanding warrants having a weighted average exercise price of $25.95 per share.

To the extent that any outstanding options are exercised, new options or other securities are issued under our equity incentive plans, or we otherwise issue additional shares of Class A common stock in the future, at a price less than the public offering price, there will be further dilution to the investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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SELLING STOCKHOLDERS

The shares of our Class A common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Series A Warrants, Series B Warrants and the Placement Agent Warrants. For additional information regarding the issuances of the Series A Warrants, Series B Warrants and the Placement Agent Warrants, see “Description of the Private Placement” elsewhere in this prospectus. We are registering the shares of our Class A common stock in order to permit the Selling Stockholders to offer the shares of Class A common stock for resale from time to time. Except for the ownership of the Series A Warrants, the Series B Warrants and the Placement Agent Warrants, the Selling Stockholders have not had any material relationship with us within the past three years, except that on February 2, 2023, February 3, 2023 and February 6, 2023 (the “February 2023 Offerings”), we closed three (3) registered direct offerings pursuant to which we issued the following securities to the Selling Stockholders: (i) an aggregate of 33,574 were issued to Wainwright, and (ii) placement agent warrants to purchase up to an aggregate of 33,574 shares of our Class A common stock were issued to the following individuals (each of whom is an associated person of Wainwright): (a) Michael Vasinkevich (warrants to purchase 21,529 shares of our Class A common stock), (b) Noam Rubinstein (warrants to purchase 7,387 shares of our Class A common stock common stock), (c) Craig Schwabe (warrants to purchase 4,322 shares of our Class A common stock) and (d) Charles Worthman (warrants to purchase 336 shares of our Class A common stock). In addition, in connection with each of the February 2023 Offerings, Wainwright received a cash fee equal to 7.0% of the aggregate gross proceeds; (ii) a non-accountable expense allowance of $50,000 for the first February 2023 Offering and $25,000 for the second and third February 2023 Offerings; and (iii) $15,950 for closing fees. Wainwright also received the compensation for the Offering that closed on July 29, 2024 as described under the section “Description of the Private Placement” included elsewhere in this prospectus.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of our Class A common stock by each of the Selling Stockholders. The second column lists the number of shares of our Class A common stock beneficially owned by the Selling Stockholders, including its ownership of the shares of our Class A common stock, the Series A Warrants, Series B Warrants, the Placement Agent Warrants and/or any of our securities previously issued to the Selling Stockholders, as of August 16, 2024, assuming exercise in full of the Series A Warrants, Series B Warrants and Placement Agent Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. As of August 16, 2024 (and prior to this Offering), we had 3,183,558 shares of our Class A common stock outstanding. Assuming the exercise in full of the Series A Warrants, the Series B Warrants and the Placement Agent Warrants and the issuance of the Series A Warrant Shares, the Series B Warrant Shares and the Placement Agent Warrant Shares, we will have 4,132,868 shares of our Class A common stock outstanding as of August 16, 2024.

The third column lists the maximum number of shares of our Class A common stock being offered by this prospectus by the Selling Stockholders without regard to any limitations on exercises. In accordance with the terms of the Series A Warrants and Series B Warrants with the Investor Selling Stockholders and an agreement with Wainwright, this prospectus generally covers the resale of the maximum number of shares of our Class A common stock issuable upon exercise of the Series A Warrants, Series B Warrants and the Placement Agent Warrants, determined as if the outstanding the Series A Warrants, Series B Warrants and Placement Agent Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Series A Warrants, Series B Warrants and the Placement Agent Warrants. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Series A Warrants, Series B Warrants and the Placement Agent Warrants, the Selling Stockholders may not exercise the Series A Warrants, Series B Warrants or the Placement Agent Warrants to the extent such exercise would cause such Selling Stockholders, together with its affiliates and attribution parties, to beneficially own a number of shares of our Class A common stock that would exceed 4.99% of our then outstanding Class A common stock following such exercise, excluding for purposes of such determination shares of our Class A common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and third columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold in this Offering(2)	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(3)
Armistice Capital, LLC(4)	1,059,494	(4)	829,494	230,000	9.6%
Intracoastal Capital LLC(5)	92,166		92,166	0	*
Michael Vasinkevich(6)	39,259		17,730	21,529	*
Noam Rubinstein(6)	16,097		8,710	7,387	*
Craig Schwabe(6)	5,255		933	4,322	*
Charles Worthman(6)	613		277	336	*

*	less than 1%

(1)

The Series A Warrants, Series B Warrants and the Placement Agent Warrants are subject to a beneficial ownership limitation of 4.99%, which in each case restricts each of the Selling Stockholders from exercising that portion of the Warrants that would result in the Selling Stockholders and its affiliates owning, after exercise, a number of shares of our Class A common stock in excess of the beneficial ownership limitation (the “Beneficial Ownership Limitation”). The number of shares set forth in this column does not reflect the application of the Beneficial Ownership Limitation.

(2)	Consists of (i) 460,830 Series A Warrant Shares; (ii) 460,830 Series B Warrant Shares; and (iii) 27,650 Placement Agent Warrant Shares. The number of shares set forth in this column does not reflect the application of the Beneficial Ownership Limitation.

(3)	Calculated based on 4,132,868 shares of our Class A common stock outstanding as of August 16, 2024, which assumes the exercise in full of the Series A Warrants, the Series B Warrants and the Placement Agent Warrants and the issuance of the Series A Warrant Shares, the Series B Warrant Shares and the Placement Agent Warrant Shares.

(4)	The number of shares beneficially owned prior to this Offering consist of 230,000 shares of our Class A common stock and Purchase Warrants exercisable for up to 829,494 shares of Class A common stock. The number of shares beneficially owned after this Offering consist of 230,000 shares of our Class A common stock. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(5)	The number of shares beneficially owned prior to this Offering consist of Purchase Warrants exercisable for 92,166 shares of Class A common stock. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholders from exercising that portion of the warrants that would result in the Selling Stockholders and its affiliates owning, after exercise, a number of shares of our Class A common stock in excess of the beneficial ownership limitation. The address of Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483.

(6)	Each of these Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC. H.C. Wainwright & Co., LLC is a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co., LLC 430 Park Ave, 3rd Floor, New York, NY 10022. Each of these Selling Stockholders has sole voting and dispositive power over the securities held. The maximum number of shares to be sold in this Offering consist of an aggregate of 27,650 shares of our Class A common stock issuable upon exercise of the Placement Agent Warrants, which were received as compensation for the Private Placement. The number of shares beneficially owned prior to this Offering consist of shares of our Class A common stock issuable upon exercise of the Placement Agent Warrants, together with shares of our Class A common stock issuable upon the exercise of warrants previously issued to these Selling Stockholders in connection with other transactions as set forth above. Each of these Selling Stockholders acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, each of these Selling Stockholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

We agreed to keep this prospectus effective until the date on which the Series A Warrants, Series B Warrants, the Placement Agent Warrants, the Series A Warrant Shares, the Series B Warrant Shares and the Placement Agent Warrant Shares have been sold. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Blank Rome LLP, New York, New York will pass upon the validity of the shares of our Class A common stock being registered by the registration statement of which this prospectus is a part.

EXPERTS

The consolidated financial statements of Motorsport Games Inc. as of December 31, 2023 and 2022 and for the fiscal years then ended, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Additional information about Motorsport Games Inc. is contained at our website, www.motorsportgames.com. Information on our website is not incorporated by reference into this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including those made after the date of this prospectus and before the completion of the offerings of the securities included in this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on April 1, 2024 (File No. 001-39868);

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 7, 2024 (File No. 001-39868);

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 9, 2024 (File No. 001-39868;

●	Our Current Reports on Form 8-K filed with the SEC on January 29, 2024, February 6, 2024, April 18, 2024, May 1, 2024, May 20, 2024, May 23, 2024, June 5, 2024, June 12, 2024, July 10, 2024 (other than as indicated therein) and July 29, 2024 (File No. 001-39868); and

●	The description of our Class A common stock set forth in (i) our registration statement on Form 8-A12B, filed with the SEC on January 7, 2021 (File No. 001-39868) and (ii) Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on April 1, 2024 (File No. 001-39868) entitled “Description of Motorsport Games Inc.’s Securities Registered under Section 12 of the Exchange Act.”

Any statement contained in this prospectus, the accompanying base prospectus or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) from our website (www.motorsportgames.com) or by writing or calling us at the following address and telephone number:

Motorsport Games Inc.

5972 NE 4th Avenue

Miami, Florida 33137

Attention: Corporate Secretary

(305) 507-8799

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949,310 Shares of Class A Common Stock

Motorsport Games Inc.

PROSPECTUS

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, payable by the Company in connection with the registration and sale of the Class A common stock being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$181
Accounting fees and expenses	10,000
Legal fees and expenses	30,000
Miscellaneous	4,819
Total expenses	$45,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company’s Certificate of Incorporation, as amended (the “charter”), provides that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The charter eliminates the personal liability of directors to the fullest extent permitted by the DGCL. The Company’s Bylaws, as amended (the “bylaws”) provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal or legal representatives. The Company has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and officers.

The foregoing statements are subject to the provisions of Sections 145 and 102(b)(7) of the DGCL, the Company’s bylaws and the Company’s charter, which bylaws and charter have been filed as exhibits to this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

Item 15. Recent Sales of Unregistered Securities.

On July 26, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors named on the signature pages thereto. The Purchase Agreement provided for the sale and issuance by the Company of an aggregate of: (i) 351,928 shares of the Company’s Class A common stock, (ii) pre-funded warrants to purchase up to an aggregate of 108,902 shares of Class A common stock, and (iii) in a concurrent private placement (the “Private Placement”), the Company issued on July 29, 2024, Series A warrants (the “Series A Warrants”) to purchase up to 460,830 shares of Class A common stock and Series B warrants (the “Series B Warrants,” and collectively with the Series A Warrants, the “Purchase Warrants”) to purchase up to 460,830 shares of Class A common stock. In connection with the Private Placement, on July 29, 2024, the Company also issued placement agent warrants (the “Placement Agent Warrants”) to purchase up to 27,650 shares of Class A common stock to H.C. Wainwright & Co., LLC. The Purchase Warrants, the shares of Class A common stock issuable upon exercise of the Purchase Warrants, the Placement Agent Warrants and the shares of Class A common stock issuable upon exercise of the Placement Agent Warrants were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

On January 30, 2023 and February 1, 2023, the Company entered into two debt-for-equity exchange agreements (the “Exchange Agreements”) with Motorsport Network, LLC now known as Driven Lifestyle Group LLC (“Driven Lifestyle”) whereby the Company issued 780,385 shares (the “Acquired Shares”) of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), to Driven Lifestyle, which amount represents the aggregate number of shares of Class A Common Stock equal to approximately $3.9 million (the “Discharged Debt”), representing all of the Company’s outstanding debt (including the principal and not yet paid interest thereon) under that certain promissory note dated April 1, 2020, as amended on November 23, 2020 (as amended, the “Line of Credit”), held by Driven Lifestyle, divided by the lower of: (i) the Nasdaq Official Closing Price of the Class A Common Stock immediately preceding the signing of the Exchange Agreements, or (ii) the average Nasdaq Official Closing Price of the Class A Common Stock for the five trading days immediately preceding the signing of the Exchange Agreements. The Acquired Shares were issued in consideration for the cancellation of the Discharged Debt under the Line of Credit.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the Signature Page and which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit Number	Filing Date	Filed/Furnished Herewith
2.1	Plan of Conversion of Motorsport Gaming US LLC	S-1/A	333-251501	2.1	1/11/21

2.2	Delaware Certificate of Conversion	S-1/A	333-251501	2.2	1/11/21

2.3	Florida Articles of Conversion	S-1/A	333-251501	2.3	1/11/21

2.4	Stock Purchase Agreement, dated August 14, 2018, by and between 704Games Company and Motorsport Gaming US LLC	S-1	333-251501	2.4	12/18/20

2.5	Plan of Merger, dated as of April 16, 2021, between 704Games Company and 704 Games LLC	8-K	001-39868	2.1	4/20/21

3.1.1	Certificate of Incorporation of Motorsport Games Inc.	S-1/A	333-251501	3.3	1/11/21

3.1.2	Certificate of Amendment to the Certificate of Incorporation of Motorsport Games Inc.	8-K	001-39868	3.1	11/10/22

3.2.1	Bylaws of Motorsport Games Inc.	S-1/A	333-251501	3.4	1/11/21

3.2.2	Amendment No. 1 to the Bylaws of Motorsport Games Inc.	8-K	001-39868	3.2	11/10/22

3.3	Certificate of Merger of 704Games LLC	8-K	001-39868	3.1	4/20/21

4.1	Form of Class A common stock Certificate	S-1	333-251501	4.1	12/18/20

4.2	Description of Motorsport Games Inc.’s Securities Registered under Section 12 of the Exchange Act	10-K	001-39868	4.2	3/24/23

4.3	Form of Placement Agent Warrant (2023)	8-K	001-39868	4.1	2/2/23

4.4	Form of Pre-Funded Common Stock Purchase Warrant	8-K	001-39868	4.1	7/29/24

4.5	Form of Series A Common Stock Purchase Warrant	8-K	001-39868	4.2	7/29/24

4.6	Form of Series B Common Stock Purchase Warrant	8-K	001-39868	4.3	7/29/24

4.7	Form of Placement Agent Warrant (2024)	8-K	001-39868	4.4	7/29/24

5.1	Opinion of Blank Rome LLP					X

10.1	Backoffice Services Agreement, dated March 23, 2023 (but effective as of January 1, 2023), by and between Motorsport Network, LLC and Motorsport Games Inc.	10-K	001-39868	10.1.1	3/24/23

10.2	Promissory Note, dated April 1, 2020, by and between Motorsport Network, LLC and Motorsport Gaming US LLC	S-1	333-251501	10.3	12/18/20

10.3	Joint Venture Agreement, dated March 15, 2019, by and among Automobile Club de l’Ouest, Motorsport Gaming US LLC and Le Mans Esports Series Limited	S-1	333-251501	10.5	12/18/20

10.4	Amendment No. 1, dated January 25, 2021, to Joint Venture Agreement, dated March 15, 2019, between Motorsport Games Inc. and Automobile Club de l’Ouest	8-K	001-39868	10.1	1/27/21

10.5*	License Agreement, dated May 29, 2020, by and between BARC (TOCA) Limited and Motorsport Gaming US LLC	S-1	333-251501	10.9	12/18/20

10.6*	Distribution Agreement, dated April 18, 2016, by and between U&I Entertainment, LLC and 704Games Company LLC	S-1	333-251501	10.10.1	12/18/20

10.7	Amendment to Distribution Agreement, dated November 23, 2020, by and between U&I Entertainment, LLC and 704Games Company	S-1	333-251501	10.10.2	12/18/20

10.8+	Amended and Restated Motorsport Games Inc. 2021 Equity Incentive Plan, dated November 10, 2022	8-K	001-39868	10.1	11/10/22

10.9+	Form of UK Approved Company Share Option Plan (Sub-Plan to the Motorsport Games Inc. 2021 Equity Incentive Plan)	S-1/A	333-251501	10.15.2	12/31/20

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10.10+	Form of UK Motorsport Games Incentive Plan (Sub-Plan to the Motorsport Games Inc. 2021 Equity Incentive Plan)	S-1/A	333-251501	10.15.3	12/31/20

10.11+	Form of Incentive Stock Option Award Agreement Under the Motorsport Games Inc. 2021 Equity Incentive Plan	S-1	333-251501	10.16	12/18/20

10.12+	Form of Restricted Stock Award Agreement Under the Motorsport Games Inc. 2021 Equity Incentive Plan	S-1	333-251501	10.17	12/18/20

10.13*	License Agreement, dated August 11, 2020, by and between Epic Games International S.à.r.l. and MS Gaming Development LLC	S-1	333-251501	10.20	12/18/20

10.14*	Xbox Console Publisher License Agreement, by and between Microsoft Corporation and 704Games Company	S-1	333-251501	10.21	12/18/20

10.15*	PlayStation Global Developer and Publisher Agreement, by and among Sony Computer Entertainment, Inc., Sony Computer Entertainment America LLC, Sony Computer Entertainment Europe Ltd. and 704Games Company	S-1	333-251501	10.22	12/18/20

10.16	Side Letter Agreement relating to Promissory Note, dated September 4, 2020, by and between Motorsport Network, LLC and Motorsport Gaming US LLC	S-1	333-251501	10.26	12/18/20

10.17	Amendment to Promissory Note, dated November 23, 2020, by and between Motorsport Network, LLC and Motorsport Gaming US LLC	S-1	333-251501	10.28	12/18/20

10.18*	License Agreement, effective as of January 25, 2021, between Automobile Club de l’Ouest and Le Mans Esports Series Ltd	8-K	001-39868	10.2	1/27/21

10.19*	License Agreement, effective as of January 25, 2021, between Automobile Club de l’Ouest and Le Mans Esports Series Ltd	8-K	001-39868	10.3	1/27/21

10.20*	License Agreement, effective as of January 25, 2021, between Automobile Club de l’Ouest and Le Mans Esports Series Ltd	8-K	001-39868	10.4	1/27/21

10.21*	Share Purchase Agreement, dated April 1, 2021, among Motorsport Games Inc., Luminis International B.V. and Technology In Business B.V.	8-K	001-39868	10.1	4/1/21

10.22	Letter Agreement, dated April 22, 2022, to amend Share Purchase Agreement and Pledge of Shares among Motorsport Games Inc., Luminis International B.V., Technology In Business B.V. and certain Technology In Business B.V. shareholders parties thereto	8-K	001-39868	10.1	4/28/2022

10.23	Letter Agreement, dated July 21, 2022 but effective as of July 19, 2022, to further amend Share Purchase Agreement and Pledge of Shares Among Motorsport Games Inc., Luminis International B.V., Technology In Business B.V. and certain Technology In Business B.V. shareholders parties thereto	8-K	001-39868	10.1	7/22/22

10.24*	License Agreement, effective as of July 13, 2021, between Motorsport Games Inc. and INDYCAR LLC	8-K	001-39868	10.1	7/15/21

10.25*	License Agreement, effective as of July 13, 2021, between Motorsport Games Inc. and INDYCAR LLC	8-K	001-39868	10.2	7/15/21

10.26	Support Agreement, dated September 8, 2022, by and between Motorsport Games Inc. and Motorsport Network, LLC	8-K	001-39868	10.1	9/8/22

10.27+	Consulting Services Agreement, dated October 4, 2022, by and between Motorsport Games Inc. and TechCXO, LLC (John Delta)	8-K	001-39868	10.1	10/14/22

10.28+	Indemnification Agreement, dated as of November 18, 2022, between Motorsport Games Inc. and John Delta	8-K	001-39868	10.1	11/18/22

10.29+	Indemnification Agreement, dated as of December 23, 2022, between Motorsport Games Inc. and Andrew Jacobson	8-K	001-39868	10.1	12/27/22

10.30+	Indemnification Agreement, dated as of January 12, 2023, between Motorsport Games Inc. and Navtej Singh Sunner	8-K	001-39868	10.1	1/13/23

10.31	Settlement Agreement, dated as of January 11, 2023, among Motorsport Games Inc., Continental General Insurance Company, Counsel to Continental and other defendants name therein	8-K	001-39868	10.1	1/18/23

10.32	Debt-For-Equity Exchange Agreement, dated as of January 30, 2023, between Motorsport Games Inc. and Motorsport Network, LLC	8-K	001-39868	10.1	1/30/23

10.33	Form of Securities Purchase Agreement, dated as of February 1, 2023, between Motorsport Games Inc. and the purchaser identified on the signature page thereto	8-K	001-39868	10.1	2/2/23

10.34	Debt-For-Equity Exchange Agreement, dated as of February 1, 2023, between Motorsport Games Inc. and Motorsport Network, LLC	8-K	001-39868	10.2	2/2/23

10.35	Form of Securities Purchase Agreement, dated as of February 2, 2023, between Motorsport Games Inc. and the purchaser identified on the signature page thereto	8-K	001-39868	10.1	2/3/23

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10.36	Form of Securities Purchase Agreement, dated as of February 3, 2023, between Motorsport Games Inc. and the purchaser identified on the signature page thereto	8-K	001-39868	10.1	2/6/23

10.37	Consultancy Agreement, executed on February 13, 2013, but effective as of February 1, 2023, between Motorsport Games Inc. and Paula Sagnier Limited	8-K	001-39868	10.1	2/14/23

10.38+	Statement of Terms and Conditions of Employment, effective as of April 19, 2023, between Motorsport Games Limited (the Company’s UK subsidiary) and Stephen Hood	8-K	001-39868	10.1	4/19/23

10.39	Assignment and Assumption Agreement, dated as of October 3, 2023, among Motorsport Games Inc., 704GAMES LLC and iRacing.com Motorsport Simulations, LLC	8-K	001-39868	10.1	10/5/23

10.40*	Consent to Assignment and Assumption of, and Releases, dated as of October 3, 2023, among 704GAMES LLC, iRacing.com Motorsport Simulations, LLC and NASCAR Team Properties, a series trust organized under the laws of Delaware	8-K	001-39868	10.2	10/5/23

10.41*	Limited License Agreement, dated as of October 3, 2023, between 704GAMES LLC and NASCAR Team Properties, a series trust organized under the laws of Delaware	8-K	001-39868	10.3	10/5/23

10.42+	Offer letter, dated November 3, 2023, between Motorsport Games Inc. and Stanley Beckley	10-Q	001-39868	10.4	11/7/23

10.43+	Employment Agreement, effective as of January 1, 2020, by and between Motorsport Gaming US LLC and Dmitry Kozko	S-1	333-251501	10.11	12/18/20

10.44+	Amendment, dated June 18, 2021, to Employment Agreement, effective as of January 1, 2020, by and between Motorsport Games Inc. and Dmitry Kozko	8-K	001-39868	10.1	6/21/21

10.45+	Amendment to Employment Agreement, dated October 20, 2022, by and between Motorsport Games Inc. and Dmitry Kozko	8-K	001-39868	10.1	10/21/22

10.46	Settlement Agreement, dated as of April 12, 2024, between the Company and BARC (TOCA) LIMITED	8-K	001-39868	10.1	04/18/24

10.47	License Agreement, dated as of April 12, 2024, between the Company and BARC (TOCA) LIMITED	8-K	001-39868	10.2	04/18/24

10.48	Asset Purchase Agreement, dated as of April 26, 2024, between the Company and Traxion GG Limited	8-K	001-39868	10.1	04/26/24

10.49	Form of Securities Purchase Agreement, dated as of July 26, 2024, by and among Motorsport Games Inc. and the Purchasers named therein	8-K	001-39868	10.1	07/29/2024

21.1	Subsidiaries of Motorsport Games Inc.	10-K	001-39868	21.1	04/01/24

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm					X

23.2	Opinion of Blank Rome LLP (contained in Exhibit 5.1)					X

97.1+	Motorsport Games Inc. Clawback Policy	10-K	001-39868	97.1	04/01/24

107	Filing Fee Table					X

101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document					X

101.SCH	Inline XBRL Taxonomy Extension Schema Document					X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document					X

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document					X

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document					X

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document					X

104	Cover Page Interactive Data File (formatted as Inline XBRL with applicable taxonomy extension information contained in Exhibits 101)					X

*	Portions of the exhibit, marked by brackets, have been omitted in accordance with applicable SEC rules. The Company agrees to furnish an unredacted copy of this exhibit to the SEC upon request.

+	Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on August 20, 2024.

MOTORSPORT GAMES INC.

By:	/s/ Stephen Hood
Stephen Hood
Chief Executive Officer and President

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Hood and Stanley Beckley, and each of them, as his true and lawful attorney-in-fact and agent, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Stephen Hood	Chief Executive Officer and President	August 20, 2024
	Stephen Hood	(Principal Executive Officer)

By:	/s/ Stanley Beckley	Chief Financial Officer	August 20, 2024
	Stanley Beckley	(Principal Financial and Accounting Officer)

By:	/s/ John Delta	Director	August 20, 2024
John Delta

By:	/s/ Andrew Jacobson	Director	August 20, 2024
Andrew Jacobson

By:	/s/ Navtej Singh Sunner	Director	August 20, 2024
Navtej Singh Sunner

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